UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

AFFYMETRIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2011

TO OUR STOCKHOLDERS:

The 2011 annual meeting of stockholders of Affymetrix, Inc. will be held on Thursday, May 5, 2011, beginning at 9:00 a.m., Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California 95051, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve, by an advisory vote, the compensation of our named executive officers;

4.	To recommend, by an advisory vote, the frequency of a stockholder vote on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on March 15, 2011 as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about March 25, 2011 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Our proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By Order of the Board of Directors,

JOHN F. RUNKEL, JR.

Secretary

Santa Clara, California

March 25, 2011

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. (the “Company”) for use at our 2011 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about March 25, 2011, together with our 2010 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on March 15, 2011.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2011 is being held on Thursday, May 5, 2011, beginning at 9:00 a.m. Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California 95051.

What is the purpose of the annual meeting?

At our 2011 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by an advisory vote, of the compensation of our named executive officers;

•	the recommendation, by an advisory vote, of the frequency of a stockholder vote on the compensation of our named executive officers; and

•	any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on March 15, 2011, the record date for the meeting. At the close of business on that date, 70,530,201 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How can I receive a paper or electronic copy of this proxy statement?

On or about March 25, 2011, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is “householding” and how does it affect me?

Under SEC rules, delivery of each Notice in one mailing envelope (or delivery of one proxy statement and annual report, for those who request paper copies) to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other stockholders registered on our books;

•	you have the same last name as the other stockholders; and

•	your address is a residential address or post office box.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the same mailings, or if you hold stock in more than one account, and in either case you wish to receive only a single mailing of each of these documents for your household, please contact Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who participate in householding will continue to be mailed separate proxy cards (to the extent we send proxy cards by mail).

If you participate in householding and wish to receive a separate copy of our proxy mailings, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. A separate copy of our proxy mailings will be sent to you upon request.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

If I am a stockholder of record of Affymetrix shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy by either completing and signing the proxy card and returning it to us by mail in accordance with the instructions on the proxy card, by telephone or over the Internet by going to www.proxyvote.com and completing an electronic proxy card. Instructions for voting by telephone or over the Internet are included on the proxy card. Stockholders of record who vote by mail should mail completed proxy cards to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If I am the beneficial owner of Affymetrix shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record that you must follow to vote your shares. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the holder of record.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one of the proposals?

Stockholders of Record:    Your proxy will be counted as a vote “FOR” all of the director nominees; “FOR” Proposals 2 and 3; and “THREE YEARS” for Proposal 4.

Beneficial Owner of Affymetrix Shares Held in Street Name:    Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors or advisory votes on the compensation of our named executive officers and the frequency of stockholder votes on the compensation of our named executive officers (Proposals 1, 3, and 4). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 70,530,201 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 35,265,101 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present in person at the meeting, or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1.    Under our majority voting policy, in an uncontested election, each nominee for director shall be elected to the Board of Directors by a majority of the votes cast with respect to the director’s election (that is, the votes cast for a director’s election must exceed the votes cast against that director’s election). This election is an uncontested election. In the election of directors, votes may be cast in favor of or against any or all nominees. Any director who does not receive a majority of the votes cast will not be elected. Each nominee for director has submitted an irrevocable resignation that becomes effective if the director does not receive a majority of the votes cast with respect to the director’s election. For Proposal 1, “votes cast” excludes both abstentions and “broker non-votes.”

Proposals 2 and 3.    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and to approve, by an advisory vote, the compensation of our named executive officers (Proposal 3). If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Proposal 4.    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to recommend, by an advisory vote, the frequency of a stockholder vote on the compensation of our named executive officers. The Board of Directors will consider the frequency of the stockholder vote receiving the greatest number of votes to be the frequency recommended by our stockholders.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposals 2 and 3, and will increase the number of shares present in person or by proxy and entitled to vote from which a majority is to be calculated for Proposal 4.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors and the advisory votes on the compensation of our named executive officers and the frequency of stockholder votes on the compensation of our named executive officers. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of the eight directors;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

“FOR” approval of the compensation of the named executive officers; and

“THREE YEARS” with respect to the frequency of a stockholder vote on the compensation of our named executive officers.

Who will count the vote?

Broadridge, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

The voting results will be announced at the meeting and published in a Current Report on Form 8-K filed after the meeting date.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. In addition, we have hired MacKenzie Partners, Inc. to serve as proxy solicitor. We will pay MacKenzie Partners a fee of $10,000.

Is the meeting being webcast?

Yes. If you choose to listen to the webcast, go to the Investors section of our website (www.affymetrix.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through the last week of May.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board are Stephen P.A. Fodor, Ph.D., Kevin M. King, Paul Berg, Ph.D., Nelson C. Chan, John D. Diekman, Ph.D., Gary S. Guthart, Ph.D., Jami Dover Nachtsheim, Robert H. Trice, Ph.D. and Robert P. Wayman.

Is a majority of the directors independent?

Yes. As required by the NASDAQ listing standards and our Corporate Governance Guidelines, a majority of the Board is “independent” within the meaning of such standards and guidelines. The Board is required to make an affirmative determination at least annually as to the independence of each director. The Board has determined that all of its members other than Stephen P.A. Fodor, Ph.D. and Kevin M. King are independent.

Does Affymetrix have a lead independent director?

Yes. The Board of Directors has elected a non-management director to serve in a lead capacity to coordinate the activities of the other non-management directors, preside at executive sessions, function as principal liaison on Board-wide issues between the independent directors and the Chairman and to perform such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine. Robert P. Wayman has served as our lead independent director since May 2010.

How often did the Board meet in 2010?

The Board held five meetings in 2010. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2010, each of our directors attended 100% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

Do the independent directors meet in executive sessions?

Our Corporate Governance Guidelines require the independent directors to meet regularly in executive sessions in which management does not participate, at least four times a year. In executive sessions, the independent directors review the report of the independent registered public accounting firm, the performance of the Chairman, CEO and other senior managers, the compensation of the Chairman, CEO and other senior managers and any other relevant matter. In 2010, the directors met in executive session four times, with only independent directors present.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

All of our directors serving on the Board at the time attended last year’s annual meeting. Our Corporate Governance Guidelines provide that directors are required to attend our annual meeting of stockholders, absent extraordinary circumstances.

What is the role of the Board’s committees?

The Board currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules and each of these committees has a written charter approved by the Board. Under our Corporate Governance Guidelines, committee members are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Paul Berg, Ph.D.		✓
Nelson C. Chan	✓
Gary S. Guthart, Ph.D.		✓(Chair)
Jami Dover Nachtsheim		✓
Robert H. Trice, Ph.D.	✓		✓(Chair)
Robert P. Wayman	✓(Chair)		✓

Audit Committee.    The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Audit Committee currently consists of three members, Mr. Chan, Dr. Trice and Mr. Wayman, its Chairman. The Board has determined that each of Dr. Trice and Messrs. Chan and Wayman is independent within the meaning of the NASDAQ listing standards, applicable SEC regulations and our Corporate Governance Guidelines, and that each member has the financial literacy required by the NASDAQ listing standards. The Board also has determined that both Messrs. Wayman and Chan are qualified as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASDAQ listing standards.

The Audit Committee held eight meetings during 2010. The Audit Committee Report for 2010 is included below.

Compensation Committee.    The Compensation Committee currently consists of three members, Dr. Berg, Dr. Guthart, its Chairman, and Ms. Nachtsheim. The Board has determined that each of Ms. Nachtsheim, and Drs. Berg and Guthart is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance, oversee and determine compensation for senior executives and review and recommend to the Board actions regarding director compensation. A copy of the Compensation Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Compensation Committee held seven meetings during 2010. The Compensation Committee Report for 2010 is included below. For further information about the Compensation Committee’s process for determining executive compensation, see “Compensation Discussion and Analysis” below.

Upon Dr. Berg’s retirement at the 2011 annual meeting, Mr. Chan is expected to be appointed by the Board to the Compensation Committee. The Board has determined that Mr. Chan is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of two members, Dr. Trice, its Chairman, and Mr. Wayman. The Board has determined that each of Dr. Trice and Mr. Wayman is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. As more fully set forth in its charter, the Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board for election, recommending directors for appointment to the Board committees, establishing criteria for Board membership, evaluating the Board and its committees at least annually and recommending any proposed changes to the Board. In addition, the Nominating and Corporate Governance Committee is responsible for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board. Copies of the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Nominating and Corporate Governance Committee held three meetings in 2010.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NASDAQ listing standards or our Corporate Governance Guidelines, as well as the current challenges and needs of the Board and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for director independence, and Board and committee membership. The Committee has established the following criteria:

•	a reputation for the highest personal and professional ethics, integrity and values;

•	experience at the policy-making level in business, government, education, technology or public interest;

•	expertise that is useful to Affymetrix and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about our principal operations;

•	willingness and capacity to objectively appraise management performance; and

•	absence of involvement in activities or interests that create a conflict with the director’s responsibilities to Affymetrix and its stockholders.

The Committee does not have a formal diversity policy. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds, and also considers diversity of gender and race. The Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Corporate Secretary, specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline for stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

Pursuant to a process approved by the Board, the Corporate Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board a summary of such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all of our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. Waivers of the Code for executive officers and directors may be granted only by the Board. Waivers of the Code for other employees may be granted only by our General Counsel. Amendments to the Code must be approved by the Board. We intend to provide disclosure of any such amendments or waivers on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

How are directors compensated?

Cash.    Each non-employee director receives an annual cash retainer fee of $45,000 per year. Our lead independent director receives an additional annual fee of $15,000. Each non-employee director who serves on the Compensation Committee also receives an annual fee of $15,000, with the chairman receiving an additional $2,500. Each non-employee director who serves on the Nominating and Corporate Governance Committee also receives an annual fee of $10,000, with the chairman of this committee receiving an additional $7,500. Each non-employee director who serves on the Audit Committee also receives an annual fee of $20,000, with the chairman receiving an additional $10,000. In 2010, Dr. Berg also received $20,000 for his services as Board liaison to the Company’s Scientific Advisory Board.

Option and Stock Awards.    Each new non-employee director receives an option to purchase 20,000 shares upon election to the Board. These options vest in equal installments on each of the first two anniversaries of the date of grant so long as the director is serving on the Board on each vesting date. In addition, on the date of each annual stockholders meeting, each non-employee director is granted, at such director’s election, (a) options to purchase shares, which vest in full the earlier of the date of the next Annual Stockholder Meeting or one year after the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant, or (b) restricted stock units, which vest in equal installments over three years from the date of grant, or (c) a combination of options and restricted stock units, in any case with the same aggregate value.

COMPENSATION OF DIRECTORS

The following table sets forth compensation for our non-employee directors for fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Paul Berg, Ph.D.	$80,000	(5)	$70,523	—	—	—	—	$150,523
Nelson C. Chan	$65,000		—	$160,598	—	—	—	$225,598
John D. Diekman, Ph.D.	$45,000		—	$70,024	—	—	—	$115,024
Gary S. Guthart, Ph.D.	$62,500		—	$70,024	—	—	—	$132,524
Jami Dover Nachtsheim.	$60,000		$70,523	$90,574	—	—	—	$221,097
Robert H. Trice, Ph.D.	$82,500		$70,523	—	—	—	—	$153,023
Robert P. Wayman	$100,000		$70,523	—	—	—	—	$170,523

(1)	This column represents the cash compensation received in 2010 for Board and committee services.

(2)	On May 14, 2010, Mr. Chan, and Drs. Diekman and Guthart received a grant of 18,841 stock options which vest in full the earlier of the date of the 2011 Annual Stockholders’ Meeting or one year after the date of grant, and have an exercise price equal to $6.51 per share. On May 14, 2010, Drs. Berg and Trice, Ms. Nachtsheim and Mr. Wayman received a grant of 10,833 restricted stock units which vest in three equal annual installments from the grant date. Mr. Chan and Ms. Nachtsheim also received a grant of 20,000 stock options with an exercise price of $7.85 per share (and a grant date fair value of $90,574) upon becoming a member of the Board on March 8, 2010; these stock options vest over two years.

(3)	At December 31, 2010, each of our directors held the following number of options (both vested and unvested) and restricted stock units (unvested): Dr. Berg, 123,777 options and 10,833 restricted stock units; Mr. Chan, 38,841 options; Dr. Diekman, 142,618 options; Dr. Guthart, 66,619 options; Ms. Nachtsheim, 20,000 options and 10,833 restricted stock units; Dr. Trice, 57,778 options and 14,008 restricted stock units; and Mr. Wayman, 60,254 options and 12,421 restricted stock units.

(4)	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 of equity awards made to the directors during 2010. See Note 12—Stockholders’ Equity of our Annual Report on Form 10-K for the year ended December 31, 2010 regarding the assumptions underlying valuation of our equity awards. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions.

(5)	Dr. Berg also received $20,000 in 2010 for his service as Board liaison to our Scientific Advisory Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board consisting of at least six but not more than eleven directors. The term of office of all of our current directors will expire at the 2011 annual meeting. Currently, we have nine directors. Eight directors are to be elected at the annual meeting. Dr. Berg is retiring on the date of the 2011 annual meeting and will not stand for re-election.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may choose to reduce the size of the Board to less than eight, as permitted by our Bylaws. Any vote cast for any director who is unable or unwilling to serve is disregarded.

The names of the nominees, and certain information about them as of the record date, are set forth below. The nominees were selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of scientific, entrepreneurial or managerial achievement. We believe that the nominees have the qualifications and experience to focus on the complex issues currently confronting our company and our industry. In addition, each nominee has specific experience, qualifications, attributes or skills, discussed below, that led the board to conclude that the individual should serve as a director.

Name	Age	Principal Occupation	Director Since
Stephen P.A. Fodor, Ph.D.	57	Founder and Executive Chairman of Affymetrix, Inc.	1993

Kevin M. King	54	Chief Executive Officer and President of Affymetrix, Inc.	2009

Nelson C. Chan	49	Chief Executive Officer (Retired), Magellan Navigation, Inc.	2010

John D. Diekman, Ph.D.	68	Managing Partner, 5AM Ventures	1993

Gary S. Guthart, Ph.D.	45	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009

Jami Dover Nachtsheim	52	Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing (Retired), Intel Corporation	2010

Robert H. Trice, Ph.D.	64	Senior Vice President for Strategy and Business Development (Retired), Lockheed Martin Corporation	2006

Robert P. Wayman	65	Executive Vice President and Chief Financial Officer (Retired), Hewlett-Packard Company	2007

Stephen P.A. Fodor, Ph.D., is our Founder and Executive Chairman. Dr. Fodor has served as director since 1993 and Executive Chairman since 2009. He served as Chief Executive Officer from 1997 to 2008 and as Chairman from 1999 to 2008. At various times between 1993 and 1997, Dr. Fodor served as President, Chief Operating Officer and Chief Technology Officer. Dr. Fodor was Vice President and Director of Physical Sciences at the Affymax Research Institute from 1989 to 1993. Dr. Fodor also serves as a Trustee of the Carnegie Institution of Science, serves on a variety of scientific advisory boards and is a member of the National Academy of Engineering. The Board of Directors selected Dr. Fodor as a director nominee because he is the founder of the Company and our former Chief Executive Officer. The Board of Directors values Dr. Fodor’s extensive knowledge of the Company and our industry, his scientific vision and his perspective on emerging technologies and markets.

Kevin M. King is our Chief Executive Officer and President. Mr. King has served as Chief Executive Officer and as a director since January 2009. Mr. King joined us in January 2007 as President of Life Sciences Business and

Executive Vice President and served in that capacity until September 2007, when he was promoted to President. From February 2005 until June 2006, Mr. King was President and Chief Executive Officer of Thomson Healthcare. From 1997 to 2004, Mr. King held various managerial positions at General Electric Healthcare, most recently as Vice President and General Manager of Global Clinical Systems, from 2000 to 2004. The Board of Directors selected Mr. King as a director nominee because he is the Chief Executive Officer of the Company. The Board of Directors values Mr. King’s perspective as the leader of the Company’s strategic planning and business development efforts, his knowledge of the Company’s operations and his awareness of industry trends.

Nelson C. Chan has served as a director since March 2010 and is a member of the Audit Committee. Mr. Chan served as Chief Executive Officer of Magellan Navigation, Inc. from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, including most recently as Executive Vice President and General Manager, Consumer Business. Mr. Chan is a member of the Board of Directors of Synaptics Incorporated. The Board of Directors selected Mr. Chan as a director nominee because of his substantial experience with public and private companies, both as an executive and as a board member, and his expertise in building profitable technology companies. Mr. Chan also qualifies as a financial expert and provides important support to the Audit Committee.

John D. Diekman, Ph.D., has served as a director since 1993. Dr. Diekman has served as a managing partner of 5AM Ventures, a life sciences investment partnership, since 2002. From June 1998 until 2002, Dr. Diekman served as a managing director of Bay City Capital, a life sciences merchant bank. Dr. Diekman served as Chairman of the Company from 1993 to August 1999 and served as Vice Chairman from August 1999 to December 1999. Dr. Diekman served as Chief Executive Officer of the Company from July 1995 to March 1997. Prior to such time, Dr. Diekman served as President and Chief Operating Officer of Affymax N.V. from 1991 to March 1995 and as Chairman of the Board of Affymax from 1994 to July 1995. The Board of Directors selected Dr. Diekman as a director nominee because of his detailed knowledge of the life science industry. Dr. Diekman’s experience in investments and acquisitions makes him a valuable advisor on issues relating to strategic planning and business development processes. The Board also values Dr. Diekman’s experience serving on the boards of various public and private companies.

Gary S. Guthart, Ph.D., has served as a director since May 2009 and is the Chairman of the Compensation Committee. Dr. Guthart has served as the Chief Executive Officer of Intuitive Surgical, Inc. since January 2010. Dr. Guthart joined Intuitive Surgical, Inc. in April 1996, became Chief Operating Officer in 2006, and was promoted to President in 2007. Prior to joining Intuitive Surgical, Inc., Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart serves on the Board of Directors of Intuitive Surgical, Inc. The Board of Directors selected Dr. Guthart as a director nominee because of his experience in the management of sophisticated, high-growth businesses. The Board values Dr. Guthart’s contribution to the Company’s strategic planning and business development efforts and his insights as a member of the Compensation Committee.

Jami Dover Nachtsheim has served as a director since March 2010 and is a member of the Compensation Committee. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Ms. Nachtsheim is a member of the Board of Directors of Southwall Technologies and the Tech Museum of Innovation. The Board of Directors selected Ms. Nachtsheim as a director nominee because of her extensive experience in bringing high technology products to market and her service as a board member of numerous public and private organizations. The Board values the strategic guidance she provides with respect to market strategies and her contributions as a member of the Compensation Committee.

Robert H. Trice, Ph.D., has served as a director since 2006, is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Dr. Trice served as Senior Vice President for Business Development at Lockheed Martin Corporation from October 1998, and assumed additional duties as Senior Vice President for Strategy and Business Development at Lockheed Martin

Corporation from March 2009 until his retirement in January 2011. The Board of Directors selected Dr. Trice as a director nominee because of his broad experience in government relationships (many of our large customers are government institutions) and his extensive background as a business development leader. The Board values his financial literacy and wide-ranging business competencies, which qualify him to serve on the Audit and Nominating and Corporate Governance Committees.

Robert P. Wayman has served as a director since 2007, is our lead independent director, the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Wayman served as Executive Vice President and Chief Financial Officer of Hewlett-Packard Company from 1984 until his retirement in December 2006. Mr. Wayman also served as Interim Chief Executive Officer of Hewlett-Packard Company from February 2005 through March 2005 and served on the Board of Directors of Hewlett-Packard Company from February 2005 to March 2007 and from 1993 to 2002. Mr. Wayman has served as a director of CareFusion Corp. since 2009. The Board of Directors selected Mr. Wayman as a director nominee because of his broad-based financial expertise and business experience. The Board values Mr. Wayman’s background in finance and company operations, corporate governance and compliance, and the leadership that he has provided as the lead independent director, Chairman of the Board’s Audit Committee and as a member of the Nominating and Corporate Governance Committee.

There are no family relationships among our directors or executive officers.

Retiring Director

Paul Berg, Ph.D., has served as a director since 1993 and is a member of the Compensation Committee. Dr. Berg also serves as the Board liaison to our Scientific Advisory Board. Dr. Berg is Cahill Professor of Cancer Research and Biochemistry, Emeritus and Director, Emeritus of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980, the National Medal of Science in 1983, and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as a director of Gilead Sciences, Inc. Dr. Berg is an internationally renowned scientist who was selected to serve on the Board because of his broad expertise in biotechnology. His experience as an advisor and director with prominent biotech and pharmaceutical companies enabled him to provide insights to both the Board and management regarding corporate governance practices and developmental trends in the life science industry. Dr. Berg is retiring on the date of the 2011 annual meeting and will not stand for re-election.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our Board members are independent directors, under both NASDAQ listing standards and our Corporate Governance Guidelines; our standing Board committees—Audit, Compensation and Nominating and Corporate Governance—are comprised solely of and chaired by independent directors; and, at least four times per year, the independent directors meet in executive session without management directors.

Our Corporate Governance Guidelines state that the “Board believes that the positions of the Chairman of the Board and CEO should be held by separate persons as a way to aid the Board’s execution of its duties.” We have separated the roles of Executive Chairman and Chief Executive Officer. In addition, unless our Chairman is an independent director, our Corporate Governance Guidelines require the independent directors to annually elect by secret ballot a lead independent director. The lead independent director coordinates the activities of the other non-management directors, presides at executive sessions, functions as a principal liaison on Board-wide issues between the independent directors and the Executive Chairman and performs such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine from time to time. Robert P. Wayman has served as our lead independent director since May 2010.

The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Executive Chairman and the lead independent director based upon the needs of the Company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee is specifically mandated by its Charter to discuss with financial management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk where material financial exposure exists. Our internal auditors and ethics compliance officer report regularly and directly to the Audit Committee on risks relating to the Company’s operations, compliance and internal controls. The Compensation Committee is responsible for overseeing and evaluating the management of risks relating the Company’s compensation plans and arrangements.

The Board unanimously recommends that the stockholders vote “FOR” the election of the nominees named above.

PROPOSAL NO. 2

ADVISORY VOTE RATIFYING APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2011. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Affymetrix and its stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Fees Paid to Ernst & Young LLP

During fiscal years 2010 and 2009, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	December 31, 2010	December 31, 2009
Audit Fees(1)	$1,406,000	$1,616,000
Audit-Related Fees(2)	$25,000	$44,000
Tax Fees(3)	$105,000	$104,000
All Other Fees(4)	$2,000	$6,000

(1)	Audit fees include fees associated with the audits of (i) our consolidated financial statements and (ii) effectiveness of our internal control over financial reporting, the reviews of our financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements and consents.

(2)	Audit-related fees consist primarily of fees associated with accounting consultations on various transactions.

(3)	Tax fees consist primarily of tax consultation services.

(4)	The amount listed as “All Other Fees” consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

PROPOSAL NO. 3

ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding advisory vote approving the fiscal 2010 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Although, as an advisory vote, this proposal is not binding on Affymetrix or the Board, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Fiscal 2010 was a transitional year for Affymetrix. We focused our efforts on diversifying our revenue base into the validation and testing markets, markets that are downstream to the increasingly competitive research and exploration markets; improving our operating leverage; and building our leadership bench strength. As a result, the Compensation Committee believes that our compensation for 2010 was appropriate to reflect our financial and strategic efforts and results for the year and the contributions that were made by our named executive officers, while ensuring that they are committed to the continued improvement of our business in 2011 and beyond. As described in detail in the section entitled “Compensation Discussion and Analysis”, our executive compensation actions for 2010 included:

•	Base salaries were not increased in 2010;

•	Granting new long-term equity awards intended to offer long-term incentives to improve our future stock price performance; and

•

Authorizing a 2010 cash bonus payout at 45% of target (lower than the 75% cash bonus payout for 2009) based on our achievement of positive operating income in the second half of the year and our accomplishment of strategic goals described above.

Please refer to the section of this proxy statement entitled “Executive Compensation” for a detailed discussion of Affymetrix’ executive compensation principles and practices and the fiscal 2010 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2010 compensation of Affymetrix’ named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement).

PROPOSAL NO. 4

ADVISORY VOTE RECOMMENDING THE FREQUENCY OF ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

This proposal provides you with an opportunity to cast a non-binding advisory vote as to the frequency of the stockholder vote to provide an advisory approval of the compensation of the named executive officers. You have the option to recommend that this vote should occur every one, two or three years, or to abstain from voting on this matter.

Although, as an advisory vote, this proposal is not binding on Affymetrix or the Board, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

The Board of Directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for the Company and its stockholders for a number of reasons, including the following:

•

A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of the Company’s short-term and long-term incentive programs and our compensation strategies in relation to the Company’s performance;

•

A three-year cycle provides the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement any desired changes to the Company’s executive compensation program; and

•	We will continue to consider the opinions of our stockholders regarding our executive compensation program during the period between advisory stockholder votes.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the frequency of a stockholder vote on the compensation of our named executive officers. Abstentions will increase the number of shares present in person or by proxy and entitled to vote from which a majority is to be calculated for this proposal. The Board of Directors will consider the frequency of the stockholder vote receiving the greatest number of votes to be the frequency recommended by our stockholders.

The Board of Directors recommends a vote for “THREE YEARS” on Proposal 4 regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee has an established charter that specifies that the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is available on our website at www.affymetrix.com in the Corporate Governance section under the Investors link.

Management has the primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing financial statements and expressing an opinion as to (1) their conformity with generally accepted accounting principles; (2) management’s assessment; and (3) the effectiveness of internal control over financial reporting.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed both with management and our independent registered public accounting firm, the annual and quarterly financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matter as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from our Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met eight times during the fiscal year ended December 31, 2010. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditor, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee unanimously recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Respectfully submitted on March 25, 2011 by the members of the Audit Committee of the Board of Directors:

Nelson Chan

Robert H. Trice, Ph.D.

Robert P. Wayman, Chairman

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our shares of common stock as of March 1, 2011 by:

•	each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Greater than 5%
Joseph L. Harrosh(3)	6,924,196	9.82%
P.O. Box 6009
Fremont, CA 94538

BlackRock, Inc.(4)	6,790,032	9.63%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.(5)	3,944,547	5.59%
100 Vanguard Blvd.
Malvern, PA 19355

PRIMECAP Management Company(6)	3,774,355	5.35%
225 South Lake Avenue #400
Pasadena, CA 91101

Wentworth, Hauser & Violich, Inc.(7)	3,661,708	5.19%
301 Battery Street, Suite 400
San Francisco, CA 94111

Directors and Executive Officers
Timothy C. Barabe(8)	92,500	*
Paul Berg, Ph.D.(9)	134,824	*
Nelson C. Chan(10)	10,000	*
John D. Diekman, Ph.D.(11)	270,573	*
Stephen P.A. Fodor, Ph.D.(12)	640,810	*
Gary S. Guthart, Ph.D.(13)	37,778	*
Kevin M. King(14)	522,851	*
Andrew J. Last, Ph.D.(15)	50,665	*
Jami Dover Nachtsheim(16)	10,000	*
John F. Runkel, Jr.(17)	55,582	*
Robert H. Trice, Ph.D.(18)	68,674	*
Robert P. Wayman(19)	67,975	*
All directors and executive officers as a group (12 persons)(20)	1,962,232	2.78%

*	Represents beneficial ownership of less than one percent of the common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2011 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 70,530,597 shares of common stock outstanding as of March 1, 2011.

(3)	Joseph L. Harrosh, as set forth on Schedule 13G/A filed with the SEC on January 10, 2011, has sole voting power and sole dispositive power with respect to 6,924,196 shares.

(4)	BlackRock, Inc. (“BlackRock”), as set forth on Schedule 13G/A filed with the SEC on February 3, 2011, has sole voting power and sole dispositive power with respect to 6,790,032 shares. The shares were acquired by the following subsidiaries of BlackRock: BlackRock Advisors LLC, BlackRock Asset Management Australia Limited, BlackRock Japan Co. Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC and BlackRock International Limited.

(5)	The Vanguard Group, Inc., as set forth on Schedule 13G filed with the SEC on February 10, 2011, has sole voting power with respect to 120,381 shares and sole dispositive power with respect to 3,824,166 shares. The shares were acquired by The Vanguard Group, Inc. and its subsidiary Vanguard Fiduciary Trust Company.

(6)	PRIMECAP Management Company, as set forth on Schedule 13G/A filed with the SEC on February 14, 2011, has sole voting power with respect to 2,346,055 shares and sole dispositive power with respect to 3,774,355 shares.

(7)	Wentworth, Hauser & Violich, Inc., as set forth on Schedule 13G filed with the SEC on February 14, 2011, has sole voting power with respect to 1,773,333 shares and sole dispositive power with respect to 3,661,708 shares.

(8)	Includes 22,500 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(9)	Includes 123,777 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(10)	10,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(11)	Includes 123,777 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011, 66,398 shares held by John D. Diekman and Susan P. Diekman, as trustees of a revocable trust dated June 30, 1995, and 400 shares held in Mr. Diekman’s retirement account.

(12)	Includes 433,750 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011 and 30,000 shares held by The Fodor Family Trust.

(13)	Includes 37,778 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(14)	Includes 322,500 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(15)	Includes 22,500 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(16)	10,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(17)	Includes 23,750 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(18)	Includes 57,778 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(19)	Includes 60,254 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

(20)	Includes 1,248,364 shares issuable upon exercise of options exercisable within 60 days of March 1, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. During the year ended December 31, 2010, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding our stock incentive plans as of December 31, 2010.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	5,912,986		12.34	(3)	5,592,390
Equity compensation plans not approved by security holders	1,428,617	(2)	12.64	(3)	165,193	(4)

Total	7,341,603		12.58	(3)	5,757,583

(1)	Includes the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, which has expired, and the Amended and Restated 2000 Equity Incentive Plan.

(2)	Includes options under the 1998 Stock Plan plus options to purchase 8,413 shares outstanding under acquired plans under which no future awards will be issued.

(3)	The calculation of the weighted average exercise price does not include 705,230 shares subject to restricted stock units that are exercisable for no consideration.

(4)	Does not include shares withheld for taxes under the 1998 Stock Plan that will not be reissued and shares under acquired plans under which no future awards will be issued.

1998 Stock Incentive Plan

In 1998, the Board adopted the non-stockholder-approved Affymetrix 1998 Stock Incentive Plan, or the 1998 Stock Plan. Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board.

MANAGEMENT

Our executive officers, and their ages as of the record date and positions are as follows:

Name	Age	Position
Stephen P.A. Fodor, Ph.D.	57	Founder and Executive Chairman
Kevin M. King	54	Chief Executive Officer and President
Timothy C. Barabe.	58	Executive Vice President and Chief Financial Officer
Andrew J. Last, Ph.D.	51	Executive Vice President and Chief Commercial Officer
John F. Runkel, Jr.	55	Executive Vice President, General Counsel and Secretary

Stephen P.A. Fodor, Ph.D. See “Election of Directors.”

Kevin M. King. See “Election of Directors.”

Timothy C. Barabe joined us in March 2010 as Executive Vice President and Chief Financial Officer. Mr. Barabe previously worked at Human Genome Sciences, Inc., where he served as Senior Vice President and Chief Financial Officer from July 2006 until March 2010. From September 2004 to June 2006, Mr. Barabe was at Molnlycke Health Care, a privately owned surgical supply company, most recently as its U.K. Managing Director. Mr. Barabe was with Novartis AG from 1982 to 2004 in several senior executive positions. Mr. Barabe is a member of the Board of Directors of ArQule, Inc.

Andrew J. Last, Ph.D. joined us in December 2009 as Executive Vice President and Chief Commercial Officer. Prior to Affymetrix, Dr. Last served on the leadership team of BD Biosciences Cell Analysis Unit, a segment of Becton Dickinson and Company, from 2004 to 2009, where he was Vice President, Global Marketing & Strategic Planning and General Manager of the San Diego-based Pharmingen business. Before joining Becton Dickinson, Dr. Last was a member of Applera Corporation’s Applied Biosystems unit leadership team from 2002 to 2004 as Vice President & General Manager of the Gene Expression business.

John F. Runkel, Jr. joined us in October 2008 as Executive Vice President, General Counsel and Secretary. Mr. Runkel served as Senior Vice President, General Counsel and Secretary of Intuitive Surgical, Inc., a provider of minimally-invasive robotic surgery technology, from 2006 to 2007. From 2004 to 2005, Mr. Runkel served as Senior Vice President of Business Development and General Counsel of VISX Incorporated, a provider of laser vision correction technology, and as Vice President, General Counsel and Secretary from 2001 to 2004.

COMPENSATION DISCUSSION AND ANALYSIS

2010 in Review

The 2010 fiscal year was a transitional year for Affymetrix. Faced with the deterioration of major European currencies and increased competition in the research and exploration markets, we focused our efforts on diversifying our revenue base into the validation and testing markets (which are downstream from the research and exploration markets), improving our operating leverage and building our leadership bench strength.

Overall, we exited 2010 in a strong financial position with the following major achievements:

•

Expansion of our offerings in downstream markets with a 510(k) submission to the FDA for our Gene Profiling Reagents and the launch of our QuantiGene® View RNA Assay (a technology that we acquired in 2008) and our OncoScan Express Service.

•

Expansion of our offerings in the agricultural markets with the launch of the Axiom™ Genome-Wide BOA 1 Array, which covers genetic traits from the most commercially vital breeds of dairy and beef cattle.

•	The launch of other important new products, including our Axiom™ Genotyping Platform and our lower-priced GeneAtlas™ instrument for low-to-medium throughput.

•	Building our leadership team with several important new hires, including a new Chief Financial Officer, Senior Vice President, Operations and Senior Vice President, Research and Development.

•

Gross margin improvement of 300 basis points, a reduction in operating expenses of 13%, free cash-flow (operating cash flow net of capital expenditures) of more than $40 million as of the end of the fiscal year and achievement of positive operating income in the second half of the year.

•	Winning a favorable court ruling dismissing a patent infringement lawsuit filed by Illumina against us.

The Compensation Committee believes that our compensation for 2010 was appropriate and reflects the contributions that were made in the year and to ensure our executive officers are committed to the continued improvement of our business in 2011 and beyond. In summary:

•	The Compensation Committee did not increase the base salaries of executive officers in 2010 from 2009 levels.

•

The Compensation Committee authorized a 2010 cash bonus payout at 45% of target, because, although we fell short of our total revenue goals, we made significant progress in diversifying our revenue base into new markets, and achieved our operating profit and strategic goals discussed below.

•

The Compensation Committee approved new long-term equity awards for our executives and an equity pool for our employees in 2010 that are expected to offer long-term rewards for contributions made in 2010 and beyond.

Compensation Principles and Practices

The Compensation Committee reviews and provides oversight of our compensation and benefit policies generally and determines compensation for our executive officers. We call our compensation program a “Total Rewards” program to reflect our view that compensation and benefits should be viewed at an aggregate level, with the following primary guiding principles:

•	aligning compensation strategy with our business objectives;

•	creating a positive work environment that includes recognition based on merit and a focus on customer satisfaction;

•	attracting, retaining and motivating employees by offering a competitive compensation and benefits package; and

•	using long-term equity awards to align employee and stockholder interests.

The Compensation Committee strives to achieve a Total Rewards package for Affymetrix executives that is closely tied to both individual and corporate performance, as well as aligned with the interests of stockholders.

Process for Determining Executive Compensation

The Compensation Committee retained the outside compensation consulting firm of Exequity Inc. to inform the Compensation Committee on market practices, programs and compensation levels; evaluate our compensation practices; and assist in developing and implementing the executive compensation program and philosophy for fiscal 2010.

The Compensation Committee also gives weight to the recommendations of members of senior management, particularly our Chief Executive Officer. The Compensation Committee believes this involvement of management is appropriate because management understands the daily contributions of officers and the contributions and overall environment of employees. For example our Chief Executive Officer recommends to the Compensation Committee the bonus amounts for the other executive officers based on his review of each individual’s performance for the year, company performance and market data. The compensation for our Chief Executive Officer is recommended by the Compensation Committee and approved or ratified by the full Board.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, but we believe that information regarding pay practices at other companies is useful. We recognize that compensation practices must be competitive in the market place and independent marketplace information is one of several factors we consider in assessing the reasonableness of compensation.

The Compensation Committee reviews market data from two surveys to be informed of the market levels for executive compensation for our peer companies: the Radford Global Life Sciences Survey for selected companies with more than 500 employees (the “Life Science Survey”) and the Radford Executive Survey for technology companies with revenues between $200.0 million and $500.0 million (the “High Tech Survey”). There are approximately 155 companies included in the Life Sciences Survey and approximately 200 companies included in the High Tech Survey. With respect to the compensation for our Executive Chairman, the Compensation Committee finds there is limited market data on compensation for Executive Chairmen. Instead, in determining his compensation for 2010, the Compensation Committee consulted with our compensation consultant and took into considerations Dr. Fodor’s responsibilities and contributions.

With respect to our Chief Executive Officer, in addition to the Life Science Survey and the High Tech Survey, the Compensation Committee also considered the Chief Executive Officer’s compensation for the following companies (“Select Peer Group”). We use these groups of companies as indicators of market practice because we feel that these companies are likely to compete with us in the recruitment of senior personnel.

1.	Amylin Pharmaceuticals, Inc.
2.	BioRad Laboratories, Inc.
3.	Caliper Life Sciences, Inc.
4.	Celera Corporation
5.	Cepheid
6.	Gen-Probe Incorporated
7.	Illumina, Inc.
8.	Luminex Corporation
9.	MDS, Inc.
10.	Millipore Corporation
11.	Perkin Elmer, Inc.
12.	Sequenom Inc.

Elements of Executive Compensation

Our executive officers’ compensation currently has the following primary components:

•	base salary;

•	annual cash bonuses based on corporate and individual performance;

•	long-term incentives in the form of stock options and restricted stock awards; and

•	other health, welfare and retirement benefits.

In determining compensation for our executive officers, the Compensation Committee considers a variety of factors. For 2010 compensation, the most important factors were whether we achieved our specific financial and strategic goals and the individual’s contribution to the achievement of these goals. Other factors that are taken into account by the Compensation Committee include:

•	extraordinary performance by an individual during the year;

•	retention concerns;

•	the executive’s tenure and experience;

•	the executive’s historical compensation; and

•	market data and internal fairness.

In reviewing executives’ overall Total Rewards package, the Compensation Committee considers an aggregate view of base salary and bonus opportunity, accumulated equity award gains, and the dollar value of benefits and perquisites, but generally views the various components of compensation as related but distinct.

Risk Considerations in Our Compensation Program

The Compensation Committee believes that the structure of our executive compensation program mitigates inappropriate risk-taking for the following reasons:

•

Our program consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so that executives do not feel pressured to focus exclusively on stock price performance or other financial metrics to the detriment of other important operational and strategic objectives.

•

Our annual cash bonus program is awarded based on achievement of goals for the fiscal year. By using a combination of financial, strategic and individual goals in determining the amount of the bonus, we feel that this variable component motivates executives to target specific annual financial results while continuing to strive to meet strategic objectives that offer long-term rewards for the Company.

•	Our equity awards encourage long-term, sustainable performance of the overall business because they vest over four years and their value increases with the increase in our stock price over time.

•	By using a mixture of options and restricted stock, executives have a combination of incentives rather than being solely focused on a short-term stock price increase.

•

Our cash bonus program is applicable to our executives and employees alike. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the Company or his or her business unit.

•

Our recoupment policy for executive officers’ performance-based compensation will allow us to recoup performance-based compensation in the event of a restatement of our financial results, as described below.

Fiscal 2010 Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in similar businesses of comparable size. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. There was no increase in the salaries of our named executive officers in 2010. If re-elected at the 2011 annual meeting, beginning in May 2011, Dr. Fodor will assume the role of Chairman (non-Executive) of the Board, and will be receiving an annual fee of $150,000.

Cash Bonus Program

Our bonus program is designed to align individual performance with organizational objectives. It rewards participants based on attainment of specified levels of corporate financial and strategic goals as well as subjective factors related to the individual’s performance. Each named executive officer has an assigned target bonus level at 50% of base salary, except for Mr. King, who has an assigned target bonus level at 75% of base salary. Dr. Fodor did not to participate in the 2010 cash bonus program.

As with our base salary levels, executives with the greatest level of responsibility and accountability have the highest bonus target levels in order to place a significant portion of their total compensation at risk to reflect the impact they have on our overall corporate performance.

As further described below, after review of the corporate financial and strategic performance for the year, the Compensation Committee establishes a general funding level for our bonus program, and then reviews individual factors in approving the actual bonus payment for each named executive officer. At the outset of 2010, the achievement of financial goals were given a weighting of 70% and strategic goals were given a weighting of 30%. Financial goals were given more weighting because they were more measurable and the Board of Directors wanted to make profitability, improvement of operating leverage and revenue growth the priorities for 2010.

Financial Goals.    For fiscal 2010, we had the following financial goals: (1) total revenue of no less than $327 million, with increasing bonus payments as revenue increased, and (2) break-even for operating profit (assuming a constant foreign exchange rate and adjusted to exclude foreign exchange impact, one-time transaction costs, restructuring and acquisition costs and certain legal expenses), with increasing bonus payments if we achieved an operating profit. We chose these measures because we believe these are consistent indicators of our core operating performance for fiscal 2010.

Strategic Goals.    For fiscal 2010, our strategic goals related to (1) expansion of new offerings in various markets; (2) implementation of processes and infrastructure improvements intended to enhance our commercialization capabilities and (3) improvement of customer experience. For fiscal 2010, we did not achieve our revenue goals and did not receive any credit for purposes of our bonus payout calculation. We achieved an operating profit for the full year after adjusting for the negative impact of foreign exchange rates fluctuations during the year. With respect to strategic goals, we achieved some of our goals by growing our revenue in validation markets over 2009, building our infrastructure for offering custom genotyping products and improving our customer order experience and customer response time in support and services. Based on these results, the Compensation Committee determined that bonus payments for fiscal 2010 should be 45% of target bonus for the employee bonus pool and for all executive officers except for Mr. Runkel, our General Counsel, who received a higher bonus payment at 60% of target bonus because he was successful in winning a favorable court ruling dismissing a patent infringement lawsuit brought by Illumina against us.

Individual Performance.    Although we use pre-established financial and strategic goals as a baseline for determining the aggregate level of funding of our bonus pool for the year, before awarding bonuses to executive officers, the Compensation Committee also considers the contributions made by each individual to the achievement of these goals.

Equity Incentives

Overview.    Our equity awards program is intended to align the long-term interests of executives with the interests of stockholders by offering potential gains if our stock price increases. We believe that the use of stock-based awards offers the best approach to achieving these long-term goals. Our equity program is designed to incent employees to work towards the long-term success of Affymetrix by using vesting schedules over several years.

Types of Equity Awards.    We use a combination of stock options and restricted stock awards. Because of the direct relationship between the value of an option and the increased market price of our common stock after the grant date, we feel that stock options continue to be important to motivate our executive officers and employees to manage Affymetrix in a manner that is consistent with both the long-term interests of our stockholders and our business objectives. In addition, we grant restricted stock awards, which we feel have two primary benefits. First, because restricted stock awards have no exercise price, we can grant smaller amounts of restricted stock awards that have an initial value equivalent to a larger number of options, meaning the restricted stock awards have less impact on stockholder dilution. In addition, we believe they help retain our executive officers and key employees in both good and bad market conditions. The Compensation Committee regularly reviews the appropriate mix of these types of awards.

Grants During 2010.    The Compensation Committee approved both options and restricted stock awards for our named executive officers in 2010 (in the amounts disclosed under the “Grants of Plan-Based Awards” table in this proxy statement). Guidelines for executive equity grants are not based on a formula but take into account each executive’s position, responsibilities, performance and contribution to the achievement of our long-term goals and competitive equity award data from the Life Science Survey, the High Tech Survey, and, in the case of the Chief Executive Officer, the Select Peer Group. Typically our equity awards vest in equal annual installments over four years.

In setting 2010 equity awards for Mr. King, Mr. Barabe, Dr. Last and Mr. Runkel, the Compensation Committee consulted with Exequity and evaluated the value of equity grants relative to peer companies, particularly those peers with similar market capitalization. Market data was just one of the factors considered by the Compensation Committee, who also took into account past and anticipated executive performance and internal equity while managing within our burn rate commitment to our stockholders. With respect to our Executive Chairman, the Compensation Committee consulted with Exequity and took into consideration Dr. Fodor’s contributions in 2010 and his responsibilities.

All executive officers received one equity grant in 2010, except for Mr. Barabe, who received two grants, a new hire grant in March 2010 and an annual grant in August 2010 together with the other executive officers. Dr. Fodor, Mr. King and Dr. Last received equity awards at significantly lower values in 2010 compared to 2009 primarily because Dr. Fodor’s grants reflected his part-time schedule in 2010 as compared to his full-time schedule in 2009, Mr. King received a special promotion grant in 2009 in connection with his promotion to Chief Executive Officer and Dr. Last also received a new hire grant in 2009 when he joined the Company.

Stock Option Grant Policy.    We have adopted a stock option grant policy to ensure consistent practices in the administration of stock option grants. You can obtain a copy of our Stock Option Grant Policy at the Investors section of our website (www.affymetrix.com). The Compensation Committee may decide on one or two refresher grants every fiscal year, taking into account factors such as attrition rates, the retentive value of outstanding equity awards and the number of shares available for grant under our equity incentive plans. The option grant date for refresher grants to executive officers must be during an open window and is no earlier than the date on which the option is approved.

Other Benefit Plans

Perquisites and Other Personal Benefits.    In 2010, in order to compensate Mr. Barabe for his move from the east coast, we provided him with significant relocation benefits during 2010 totaling $115,612 as described in the “Summary Compensation Table”.

Retirement Plans.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and accidental death and dismemberment insurance and our 401(k) plan (with matching contributions from Affymetrix), in each case on the same basis as other employees, subject to applicable law. Executive officers are also eligible to participate in our long-term disability plan on the same basis as other employees except that the long-term disability benefit for executive officers is 66.67% of their monthly salary whereas the benefit for all other employees is 60% of their monthly salary.

Recoupment Policy for Performance-Based Compensation

We have a policy for recoupment of incentive compensation. The policy provides that if we restate our reported financial results for periods beginning after the date of adoption, the Board of Directors will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of stockholders, the Board of Directors will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Change in Control and Severance Arrangements

We have a change in control severance policy that provides for the treatment of outstanding equity awards and the receipt of severance benefits for employees (including all of our named executive officers) who are terminated, or whose jobs are materially adversely affected, as a result of a change in control, as described in detail below under “Executive Compensation—Change in Control and Severance Arrangements”. Our Board of Directors may amend or terminate this policy at any time prior to a change in control, and the Compensation Committee periodically evaluates the benefits provided and other terms of the policy. The purpose of this policy is to mitigate some of the risk that exists for executives working in a company of our size while there remains significant acquisition activity in the biotechnology industry. We believe the policy helps attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent this policy. In addition, in the event there was a potential change in control that could be beneficial to stockholders, we believe these severance packages would provide an incentive for these executives and other employees to continue to help successfully execute the acquisition from its early stages until closing while providing reasonable protection to our executives and other employees against a significant downsizing or restructuring that could result from the acquisition.

In May 2010, we adopted an executive severance policy in order to regularize our severance practices (outside of a change in control period) and provide potential severance benefits that we believe are reasonable to protect an executive from an arbitrary termination. The Board may amend or terminate this policy at any time.

Accounting and Tax Considerations

For proposed equity awards, the Compensation Committee reviews the estimated employee stock-based compensation expenses in accordance with FASB ASC 718. This valuation is one of the considerations used in reviewing the market competitiveness of individual equity awards.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives that is not “performance-based” which exceeds $1,000,000 in any year. Our stock option awards generally meet the conditions for deductibility, however the restricted stock awards we have granted to date and the non-equity incentive plan compensation payments do not meet the criteria under Section 162(m) and may not be fully deductible as a result. The Compensation Committee, when determining executive compensation programs, considers all relevant factors, including the tax deductions that may result from such compensation, and weighs against that our need to attract, retain and reward high-performing executives. We have paid, and will continue to pay, compensation to executive officers that may not be fully deductible if we believe that is necessary to attract, retain and reward high-performing executives. We review our executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by:	Paul Berg, Ph.D. Gary S. Guthart, Ph.D., Chairman Jami Dover Nachtsheim, Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation, for the most recent three fiscal years, for each person who served as our principal executive or financial officer during 2010 and our other three most highly compensated executive officers for fiscal year 2010 (collectively referred to as the “named executive officers” in this proxy.)

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)*	Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Stephen P.A. Fodor, Ph.D.(3)	2010	355,385	—		54,860	157,918	—	—	15,604		583,767
Founder and Executive Chairman	2009	685,385	—		225,200	454,770	297,000	—	12,754		1,675,109
	2008	655,673	—		1,745,500	1,912,220	—	—	78,506		4,391,899

Kevin M. King(4)	2010	675,000	—		223,660	636,458	227,800	—	13,102		1,776,020
Chief Executive Officer and President	2009	695,577	—		730,500	1,009,355	380,000	—	9,950		2,825,382
	2008	491,346	—		692,720	971,340	—	—	188,497		2,343,903

Timothy C. Barabe(5) Executive Vice President and Chief Financial Officer	2010	306,923	—		213,300	556,901	85,500	—	118,321	(6)	1,280,945

Andrew J. Last, Ph.D.(7)	2010	365,000	—		63,300	167,489	82,130	—	12,914		690,833
Executive Vice President and Chief Commercial Officer	2009	25,269	145,000	(7)	105,800	275,166	—	—	80		551,315

John F. Runkel, Jr.(8)	2010	360,000	—		42,200	124,420	110,000	—	15,604		652,224
Executive Vice President and General Counsel	2009	373,846	—		66,320	156,594	134,000	—	8,224		738,984
	2008	62,308	—		151,500	80,892	—	—	3,199		297,899

John C. Batty(9)	2010	74,538	—		—	—	—	—	454,303	(10)	528,841
Former Executive Vice President and Chief Financial Officer	2009	394,615	—		90,080	212,226	125,000	—	12,754		834,675
	2008	376,538	—		319,196	407,933	—	—	12,004		1,115,671

*	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 with respect of restricted stock awards and stock options, respectively, made to the named executive officers during the applicable fiscal year. See Note 12—Stockholders’ Equity of our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying valuation of our stock options. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions. The grant date fair value of stock awards is based on the fair market value of our common stock on the grant date. For a description of restricted stock and option awards made, exercised and vested during fiscal 2010, and outstanding at the end of fiscal 2010, see the tables set forth below.

(1)	This column does not include our annual cash incentive bonus plan. Amounts paid under our annual bonus plan are included under the column entitled “Non-Equity Incentive Plan Compensation”.

(2)	Includes discretionary matching contributions made under our 401(k) plan and premiums paid by us on term life insurance policies for the benefit of the named executive officers.

(3)	Dr. Fodor was our Chairman and Chief Executive Officer for 2008. In January 2009, Dr. Fodor became our Executive Chairman.

(4)	Mr. King joined us in January 2007, and he was our President from September 2007 to December 2008. In January 2009, Mr. King was promoted to Chief Executive Officer and President.

(5)	In March 2010, Mr. Barabe was appointed our Executive Vice President and Chief Financial Officer. His compensation for 2010 reflects this partial year of service.

(6)	Includes the amount described in footnote (2) and relocation benefits totaling $115,612. The relocation benefits represent reimbursement of relocation expenses, temporary housing and tax reimbursement payment of $25,024 for taxes owed by Mr. Barabe as a result of income imputed to him for his relocation benefits.

(7)	In December 2009, Dr. Last was appointed our Executive Vice President and Chief Commercial Officer. His compensation in 2009 reflects his partial year of service. Dr. Last received a signing bonus of $145,000 when he joined the Company.

(8)	In October 2008, Mr. Runkel was appointed our Executive Vice President and General Counsel. His compensation for 2008 reflects this partial year of service.

(9)	Mr. Batty departed the Company on March 15, 2010. His compensation for 2010 reflects his partial year of service.

(10)	In addition to the amount described in footnote (2), includes a $380,000 severance payment to Mr. Batty, $13,063 in COBRA benefits, $14,000 in outplacement services and $36,283 in unused vacation and sick time.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options, restricted stock awards and incentive plan awards granted to our named executive officers during fiscal 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)
Stephen P.A. Fodor, Ph.D.	08/19/10	—		66,000	4.22	157,918
	08/19/10		13,000			54,860

Kevin M. King.	08/19/10	506,250		266,000	4.22	636,458
	08/19/10		53,000			223,660

Timothy C. Barabe	03/18/10	190,000		90,000	7.50	389,412
	03/18/10		20,000			150,000
	08/19/10			70,000	4.22	167,489
	08/19/10		15,000			63,300

Andrew J. Last, Ph.D.	08/19/10	182,500		70,000	4.22	167,489
	08/19/10		15,000			63,300

John F. Runkel, Jr.	08/19/10	180,000		52,000	4.22	124,420
	08/19/10		10,000			42,200

John C. Batty(4)	—	190,000	—	—	—	—

(1)	There is no threshold or maximum bonus amount with respect to any named executive officer. Our Chief Executive Officer has a target bonus at 75% of his annual base salary and our other named executive officers (other than Dr. Fodor) have target bonuses at 50% their annual base salaries. The amount of the bonus actually paid is based on a combination of company and individual performance factors as described in “Compensation Discussion and Analysis” above, and the amount paid for 2010 performance is in the Summary Compensation Table above.

(2)	All of the stock options have seven-year terms. Each of the stock and option awards reported in this table vest in equal annual installments over four years from the grant date.

(3)	This column represents the full grant date fair valuation of each equity award. See Note 12—Stockholders’ Equity of our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of our equity awards.

(4)	Mr. Batty left the Company in March 2010 and did not receive a bonus with respect to 2010.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards as of December 31, 2010 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Stephen P.A. Fodor, Ph.D.	100,000	—		32.99	11/15/2011	93,000	(3)	467,790
	65,000	—		27.82	05/26/2013
	75,000	75,000	(2)	19.92	02/06/2015
	100,000	100,000	(2)	10.29	06/27/2015
	18,750	56,250	(2)	2.97	02/19/2016
	18,750	56,250	(2)	8.29	08/20/2016
	—	66,000	(2)	4.22	08/19/2017

Kevin M. King	30,000	10,000	(2)	24.68	01/08/2014	204,000	(5)	1,026,120
	30,000	10,000	(2)	25.71	06/06/2014
	30,000	20,000	(4)	20.48	02/05/2015
	75,000	75,000	(2)	10.29	06/27/2015
	50,000	150,000	(2)	3.16	01/05/2016
	37,500	112,500	(2)	8.29	08/20/2016
	—	266,000	(2)	4.22	08/19/2017

Timothy C. Barabe	—	90,000	(2)	7.50	03/18/2017	35,000	(6)	176,050
	—	70,000	(2)	4.22	08/19/2017

Andrew J. Last, Ph.D.	22,500	67,500	(2)	5.29	12/17/2016	30,000	(7)	150,900
	—	70,000	(2)	4.22	08/19/2017

John F. Runkel, Jr.	15,000	15,000	(2)	5.05	10/20/2015	31,000	(8)	155,930
	8,750	26,250	(2)	8.29	08/20/2016
	—	52,000	(2)	4.22	08/19/2017

John C. Batty(9)	—	—		—	—	—		—

(1)	Assumes a stock price of $5.03 a share, which was the closing market price of the Company’s stock on December 31, 2010 (the last trading day of fiscal 2010).

(2)	Options vest in four equal, annual installments from grant date, which is seven years before the Option Expiration Date.

(3)

The following restricted stock awards vest in four equal annual installments from the grant date: 75,000 restricted stock awards granted on February 6, 2008; 25,000 restricted stock awards granted on June 27,

2008; 20,000 restricted stock awards granted on February 19, 2009; 20,000 restricted stock awards granted on August 20, 2009 and 13,000 restricted stock units granted on August 19, 2010.

(4)	Options vested with respect to 20,000 shares on February 5, 2009 and 10,000 shares on each of February 5, 2010 and February 5, 2011, and will vest with respect to the remaining 10,000 shares on February 5, 2012.

(5)	60,000 restricted stock awards were granted on January 8, 2007 and vested with respect to 20,000 shares on July 8, 2007, with respect to 10,000 shares on January 8, 2008, with respect to 15,000 shares on each of January 8, 2009 and January 8, 2010. 50,000 restricted stock awards were granted on August 20, 2009 and will vest with respect to 10,000 shares on August 20, 2011, with respect to 20,000 shares on August 20, 2012 and with respect to 20,000 shares on August 20, 2013. The following restricted stock awards vest in four equal annual installments from the grant date: 16,000 restricted stock awards granted on June 6, 2007; 24,000 restricted stock awards granted on February 5, 2008; 20,000 restricted stock awards granted on June 27, 2008; 100,000 restricted stock awards granted on January 5, 2009; and 53,000 restricted stock units vest in four equal annual installments from the grant date of August 19, 2010.

(6)	The following restricted stock awards vest in four equal annual installments from the grant date: 20,000 restricted stock awards granted on March 18, 2010 and 15,000 restricted stock units granted on August 19, 2010.

(7)	The following restricted stock awards vest in four equal annual installments from the grant date: 20,000 restricted stock awards granted on December 17, 2009 and 15,000 restricted stock units granted on August 19, 2010.

(8)	The following restricted stock awards vest in four equal annual installments from the grant date: 30,000 restricted stock awards granted on October 20, 2008; 8,000 restricted stock awards granted on August 20, 2009; and 10,000 restricted stock units granted on August 19, 2010.

(9)	Mr. Batty left the Company in March 2010.

Options Exercised and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2010 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen P.A. Fodor, Ph.D.	—	—	38,000	253,955
Kevin M. King	—	—	55,000	353,560
Timothy C. Barabe	—	—	—	—
Andrew J. Last, Ph.D.	—	—	5,000	25,400
John F. Runkel, Jr.	—	—	9,500	42,965
John C. Batty(2)	8,750	40,163	4,300	32,078

(1)	The amount in this column reflects the closing price of our common stock on the date of vesting multiplied by the number of shares vesting.

(2)	Mr. Batty left the Company in March 2010.

Change in Control and Severance Arrangements

Executive Severance Policy.    The Company has an executive severance policy, which would only apply to involuntary terminations outside a change in control situation. A change in control situation is covered by the change in control policy described below. This policy applies to officers of the Company holding a Senior Vice President or more senior position (other than our Chairman). The Company’s executive severance policy may be amended or terminated by the Board at any time.

Subject to signing a release of claims, upon an involuntary termination, a named executive officer will receive:

•	12 months of base salary (except for the CEO, who will receive 24 months); and

•	12 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer).

An “involuntary termination” means the unilateral termination of the named executive officer’s employment by the Company without cause.

The following table shows the severance benefits that would be received by each named executive officer upon an involuntary termination, assuming the individual was terminated on December 31, 2010 and based on the individual’s base salary for fiscal 2010.

Name	Cash Severance ($)	Other Benefits Value ($)(1)
Kevin M. King	1,350,000	16,977
Timothy C. Barabe	380,000	11,950
Andrew J. Last, Ph.D.	365,000	17,571
John F. Runkel, Jr.	360,000	17,075

(1)	Represents the estimated value of health, dental and vision insurance coverage.

Change in Control Severance.    The Company has a change in control policy. The policy applies to all employees, but our named executive officers receive greater benefits.

The Company’s change in control policy may be amended or terminated by the Board at any time prior to a change in control. However, the policy may not be terminated or amended in a manner adversely to any person covered by the policy for 12 months following a change in control (which includes such transactions as a change in at least 50% of the voting power of our stock through a merger or acquisition by a person or a group). The termination or amendment of the policy at any time shall not affect any benefits to which a person covered by the policy previously has become entitled.

Subject to signing a release of claims, upon a qualifying termination or if not offered comparable employment, a named executive officer will receive:

•	full vesting of all equity awards;

•	24 months of base salary plus 200% of target bonus (none of our named executives will receive a cash payment that exceeds three times his base salary plus target bonus under this payout);

•	24 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer); and

•	6 months of outplacement services.

A “qualifying termination” means (i) an involuntary termination without cause in connection with, or within 12 months following, a change in control, (ii) resignation of employment within 6 months following a change in control due to a material reduction in base salary, target bonus opportunity or job duties and responsibilities, or movement of work location more than 45 miles from the principal work location, from those in effect immediately prior to the change in control, immediately prior to a change in control.

Upon a change in control, outstanding equity awards may be assumed by the acquirer, become fully vested or be cashed out, as determined by the Company and the acquirer.

The following table shows the severance benefits that would be received by each named executive officer upon a qualifying termination following a change in control, assuming the individual was terminated on December 31, 2010 and based on the individual’s base salary for fiscal 2010.

Name	Cash Severance ($)	Accelerated Equity Value ($)(1)	Other Benefits Value ($)(2)
Stephen P.A. Fodor, Ph.D.	660,000	637,125	48,151
Kevin M. King	2,362,500	1,522,080	47,954
Timothy C. Barabe	1,140,000	232,750	37,899
Andrew J. Last, Ph.D.	1,095,000	207,600	49,142
John F. Runkel, Jr.	1,080,000	198,050	48,151

(1)	The value of unvested restricted stock or restricted stock units is based on $5.03 per share, the closing price of our common stock on December 31, 2010. The value of accelerated vesting of the options is based solely on the excess, if any, of $5.03 per share over the exercise price of the unvested portion (as of December 31, 2010) of the individual’s stock options.

(2)	Represents the estimated value of health, dental and vision insurance coverage and outplacement services.

Compensation Committee Interlocks and Insider Participation

During 2010, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

CERTAIN TRANSACTIONS

Related Person Transaction Policy

Under a written policy that has been adopted by our Board of Directors, we review all transactions involving us in which any of our directors, director nominees, significant stockholders and executive officers or their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Secretary of any proposed transaction involving us and in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either our Board as a whole or a designated committee thereof consisting of a majority of independent directors to determine whether or not to approve or ratify the transaction based on the following criteria:

•	The character and materiality of the related person’s interest in the transaction;

•	The commercial reasonableness of the terms of the transaction;

•	The benefit or lack thereof to the Company;

•	The opportunity costs of alternate transactions;

•	The actual or apparent conflict of interest of the related person; and

•	Any other matters the reviewing body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and our stockholders. On an annual basis, the reviewing body reviews previously approved transactions with related parties under the standard described above to determine whether such transactions should continue.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2011

The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

OTHER MATTERS

We are not aware of any matters that are expected to come before the 2011 annual meeting other than those referenced in this proxy statement. If any other matters properly come before the meeting, it is the intention of the persons named as proxy holders in the proxy card to vote the shares they represent as the Board may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be included in our proxy statement for our 2012 annual meeting must be received by us no later than November 26, 2011 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2012 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at our principal executive offices not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2012 annual meeting no later than February 20, 2012. If the notice is received after February 20, 2012, it will be considered untimely and we will not be required to present it at the 2012 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN F. RUNKEL, JR.

Secretary

March 25, 2011

AFFYMETRIX, INC. 3420 CENTRAL EXPRESSWAY SANTA CLARA, CA 5051 ATTN: DOUG FARRELL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors For Against Abstain

01 Stephen P.A. Fodor 02 Kevin M. King 03 Nelson C. Chan 04 John D. Diekman 05 Gary S. Guthart

06 Jami Dover Nachtsheim 07 Robert H. Trice 08 Robert P. Wayman

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

For Against Abstain

3 To approve, by an advisory vote, the compensation of Affymetrix’ named executive officers as disclosed in our proxy statement for the 2011 Annual Meeting of Stockholders.

The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain

4 To recommend, by an advisory vote, the frequency of executive compensation votes.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000093895_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

AFFYMETRIX, INC.

Annual Meeting of Stockholders

May 5, 2011 at 9:00 AM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Stephen P.A. Fodor, Kevin M. King and John F. Runkel, Jr. and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 5, 2011 beginning at 9:00 a.m., Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California and any adjournments or postponements; and to vote all of the shares of common stock held of record by the undersigned on March 15, 2011 upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, “FOR” proposals 2 and 3, “3 YEARS” for proposal 4 and in accordance with the Board of Directors’ recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side

0000093895_2 R1.0.0.11699